Exhibit 10.32

Commercial Contract FLORIDA ASSOCIATION OF REALTORS	Vila, Padron & Diez, P.A. Two Alhambra Plaza, Suite 860 Coral Gables, Florida 33134 Tel. 305/461-4888 Fax 305/461-0281

1. PURCHASE AND SALE:

Crisana Corporation	(“Buyer”	),
agrees to buy and

Catalina Lighting, Inc.	(“Seller”	),
agrees to sell the property described as; Street Address; 18191 NW 68th Avenue

Legal Description: TRACT D OF COUNTRY CLUB OF MIAMI VILLAGE CENTER, according to the Plat thereof recorded in Plat Book 99, Page 61, of the Public Records of Miami-Dade County, Florida, and the following Personal Property; security systems, indoor and outdoor lighting, HVAC and any personal property associated with the operation of the property. Personal property associated with the Seller’s business (i.e. hanging light fixtures) are not included in the sale. (all collectively referred to as the “Property”) on the terms and conditions set forth below. The “Effective Date” of this Contract is the date on which the last of the Parties signs the latest offer. Time is of the essence in this Contract. Time periods of 5 days or less will be computed without including Saturday, Sunday, or national legal holidays and any time period ending on a Saturday, Sunday or national legal holiday will be extended until 5:00 p.m. of the next business day.

2. PURCHASE PRICE:		$2,500,000.00
(a) Deposit held in escrow by Cushman & Wakefield		$50,000.00
(b) Additional deposit to be made within 30 days from Effective Date		$50,000.00
(c) Total mortgages (as referenced in Paragraph 3)		$1,875,000.00
(d) Other.	$	_________
(e) Balance to close, subject to adjustments and prorations, to be made with cash, locally drawn certified or cashier’s check or wire transfer.		$325,000.00

3. THIRD PARTY FINANCING: Within 7 days from Effective Date (“Application Period”), Buyer will, at Buyer’s expense, apply for third party financing in the amount of $                         of 75% of the purchase price to be amortized over a period of 20 years and due in no less than __ years and with a fixed interest rate not to exceed ☐                % per year or variable interest rate not to exceed ☐                 % at origination with a lifetime cap not to exceed                 % from initial rate, with additional terms as follows: market interest rate. Buyer will pay for the mortgages title insurance policy and for all loan expenses. Buyer will timely provide any and all credit, employment, financial and other information reasonably required by any lender. Buyer will notify Seller immediately upon obtaining financing or being rejected by a lender, if Buyer, after diligent effort, fails to obtain a written commitment within 30 days from Effective Date (“Financing Period”), Buyer may cancel the Contract by giving prompt notice to Seller and Buyer’s deposit(s) will be returned to Buyer in accordance with Paragraph 8,

Buyer (/s/ OJV) (            ) and Seller (/s/ JL) (            ) acknowledge receipt of a copy of this page, which is Page 1 of 5 Pages. Illegible.

4. TITLE: Seller has the legal capacity to and will convey marketable title to the Property by ☒ statutory warranty deed ☐ other                                         , free of liens, easements and encumbrances of record or known to Seller, but subject to property taxes for the year of closing; covenants, restrictions and public utility easements of record; and (list any other matters to which title will be subject)                                                                  ; provided there exists at closing no violation of the foregoing and none of them prevents Buyer’s intended use of the Property as                                                                                       .

(a) Evidence of Title: Seller will, at (check one) ☒ Seller’s ☐ Buyer’s expense and within 5 days ☐ from Effective Date ☐ prior to Closing Date ☐ from date Buyer meets or waives financing contingency in Paragraph 3, (check one)

☒ a title insurance commitment by a Florida licensed title insurer.

☐ an abstract of title, prepared or brought current by an existing abstract firm or certified as correct by an existing firm. However, if such an abstract is not available to Seller, then a prior owner’s title policy acceptable to the proposed insurer as a base for reissuance of coverage. The prior policy will include copies of all policy exceptions and an update in a format acceptable to Buyer from the policy effective date and certified to Buyer or Buyer’s closing agent together with copies of all documents recited in the prior policy and in the update.

(b) Title Examination: Buyer will, within 15 days from receipt of the evidence of title deliver written notice to Seller of title defects. Title will be deemed acceptable to Buyer if (1) Buyer fails to deliver proper notice of defects or (2) Buyer delivers proper written notice and Seller cures the defects within 10 days from receipt of the notice (“Curative Period”). If the defects are cured within the Curative Period, closing will occur within 10 days from receipt by Buyer of notice of such curing. Seller may elect not to cure defects if Seller reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, Buyer will have 10 days from receipt of notice of Seller’s inability to cure the defects to elect whether to terminate this Contract or accept title subject to existing defects and close the transaction without reduction in purchase price. The party who pays for the evidence of title will also pay related title service fees including title and abstract charges and title examination.

(c) Survey: (check applicable provisions below)

☒ Seller will, within 10 days from Effective Date, deliver to Buyer copies of prior surveys, plans, specifications, and engineering documents, if any, and the following documents relevant to this transaction: government notices relating to the property, agreements relating to the property, tax bills, environmental report(s), leases (if any) prepared for Seller or in Seller’s possession, which show all currently existing structures.

☒ Buyer will, at ☐ Seller’s ☒ Buyer’s expense and within the time period allowed to deliver and examine title evidence, obtain a current certified survey of the Property from a registered surveyor. If the survey reveals encroachments on the Property or that the improvements encroach on the lands of another, ☐ Buyer will accept the Property with existing encroachments ☒ such encroachments will constitute a title defect to be cured within the Curative Period.

(d) Ingress and Egress: Seller warrants that the Property presently has ingress and egress.

(e) Possession: Seller will deliver possession and keys for all locks and alarms to Buyer at closing.

5. CLOSING DATE AND PROCEDURE: This transaction will be closed in Miami - Dade County, Florida on or before the                     , 20              or within 60 days from Effective Date (“Closing Date”), unless otherwise extended herein ☐ Seller ☒ Buyer will designate the closing agent. Buyer and Seller will, within 21 days from Effective Date, deliver to Escrow Agent signed instructions which provide for closing procedure. If an institutional lender is providing purchase funds, lender requirements as to place, time of day, and closing procedures will control over any contrary provisions in this Contract.

(a) Costs: Buyer will pay taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. Seller will pay taxes on the deed and recording fees for documents needed to cure title defects. If Seller is obligated to discharge any encumbrance at or prior to closing and fails to do so, Buyer may use purchase proceeds to satisfy the encumbrances.

(b) Documents: Seller will provide the deed, bill of sale, mechanic’s lien affidavit, assignments of leases, updated rent roll, tenant and lender estoppel letters, assignments of permits and licenses, corrective instruments and letters notifying tenants of the change in ownership/rental agent. If any tenant refuses to execute an estoppel letter, Seller will certify that information regarding the tenant’s lease is correct. If Seller is a corporation, Seller will deliver a resolution of its Board of Directors authorizing the sale and delivery of the deed and certification by the corporate Secretary certifying the resolution and setting forth facts showing the conveyance conforms with the requirements of local law. Seller will transfer security deposits to Buyer. Buyer will provide the closing statement, mortgages and notes, security agreements and financing statements.

Buyer (/s/ O J V)(            ) and Seller (/s/ J L)(            ) acknowledge receipt of a copy of this page, which is Page 2 of 5 Pages.

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(c) Taxes, Assessments, and Prorations: The following items will be made current and prorated ☒ as of Closing Date ☐ as of                             : real estate taxes, bond and assessment payments assumed by Buyer, interest, rents association dues, insurance premiums acceptable to Buyer, operational expenses and                                 . If the amount of taxes and assessments for the current year cannot be ascertained, rates for the previous year will be used with due allowance being made for improvements and exemptions. Seller is aware of the following assessments affecting or potentially affecting the Property:                                                      . Buyer will be responsible for all assessments of any kind which become due and owing on or after Effective date, unless the improvement is substantially completed as of Closing Date, in which case Seller will be obligated to pay the entire assessment.

(d) FIRPTA Tax Withholding: The Foreign Investment in Real Property Act (“FIRPTA”) requires Buyer to withhold at closing a portion of the purchase proceeds for remission to the Internal Revenue Service (“I.R.S.”) if Seller is a “foreign person” as defined by the Internal Revenue Code. The parties agree to comply with the provisions of FIRPTA and to provide, at or prior to closing, appropriate documentation to establish any applicable exemption from the withholding requirement. If withholding is required and Buyer does not have cash sufficient at closing to meet the withholding requirement, Seller will provide the necessary funds and Buyer will provide proof to Seller that such funds were properly remitted to the I.R.S.

6. ESCROW: Buyer and Seller authorize Cushman & Wakefield Telephone: 305/461-4888 Facsimile: 305/461-0281 Address: Two Alhambra Plaza, Ste. 860, Coral Cables, FL 33134 to act as “Escrow Agent” to receive funds and other items and subject to clearance, disburse them in accordance with the terms of this Contract. Escrow Agent will deposit all funds received in ☒ a non-interest bearing account ☐ an interest bearing escrow account with interest accruing to                                      with interest disbursed (check one) ☐ at closing ☐ at                         , intervals, if Escrow Agent receives conflicting demands or has a good faith doubt as to Escrow Agent’s duties or liabilities under this Contract, he/she may (a) hold the subject matter of the escrow until the parties mutually agree to its disbursement or until issuance of court order or decision of arbitrator determining the parties’ rights regarding the escrow or (b) deposit the subject matter of the escrow with the clerk of the circuit court having jurisdiction over the dispute. Upon notifying the parties of such action, Escrow Agent will be released from all liability execpt for the duty to account for items previously delivered out of escrow. If a licensed real estate broker, Escrow Agent will comply with applicable provision of Chapter 476 Florida Statutes. In any suit or arbitration in which Escrow Agent is made a party because of acting as agent hereunder or interpleads the subject matter of the escrow, Escrow Agent will recover reasonable attorneys’ fees and costs at all levels, with such fees and costs to be paid from the escrowed funds or equivalent and charged and awarded as court or other costs in favor of the prevailing party. The parties agree that Escrow Agent will not be liable to any person for misdelivery to Buyer or Seller of escrowed items, unless the misdelivery is due to Escrow Agent’s willfull breach of this Contract or gross negligence.

7. PROPERTY CONDITION: Seller will deliver the Property to Buyer at the time agreed in its present “as is” condition, ordinary wear and tear excepted, and will maintain the landscaping and grounds in a comparable condition. Seller makes no warranties other than marketability of the title. By accepting the Property “as is,” Buyer waives all claim against Seller for any defects in the property, (Check (a) or (b))

☐ (a) As is: Buyer has inspected the Property or waives any right to inspect and accepts the Property in its “as is” condition,

☒ (b) Due Diligence Period: Buyer will at Buyer’s expense and within 30 days from Effective Date (“Due Diligence Period”), determine whether the Property is suitable, in Buyer’s sole and absolute discretion for Buyer’s intended use and development of the Property as specified in Paragraph 4. During the Due Diligence Period, Buyer may conduct any tests, analyses, surveys and investigations (“Inspections”) which Buyers deems necessary to determine to Buyer’s satisfaction the Property’s engineering, architectural, environmental properties; zoning and zoning restrictions; flood zone designation and restrictions; subdivision regulations; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management and comprehensive land use plans availability of permits, government approvals and licenses; compliance with American with Disabilities Act; absence of asbestos, soil and ground water contamination; and other inspections that Buyer deems appropriate to determine the suitability of the Property for Buyer’s intended use and development. Buyer shall deliver written notice to Seller prior to the expiration of the Due Diligence Period of Buyer’s determination of whether or not the Property is acceptable. Buyer’s failure to comply with this notice requirement shall constitute acceptance of the Property in its present “as is” condition. Seller grants to Buyer, its agents, contractors and assigns, the right to enter the Property at any time during the Due Diligence Period for the purpose of conducting inspections; provided, however, that Buyer its agents, contractors and assigns enter the Property and conduct inspections at their own risk. Buyer shall indemnify and hold Seller harmless from the losses, damages, costs, claims and expenses of any nature, including attorneys’ fees at all levels, and from liability to any person, arising from the conduct of any and all inspections or any work authorized by Buyer. Buyer will not engage in any activity that could result in a mechanic’s lien being filed against the Property without Seller’s prior written consent. In the event this transaction does not close. (1) Buyer shall repair all damages to the Property resulting from the Inspections and return the Property to the condition it was in prior to conduct of the Inspections, and (2) Buyer shall, at Buyer’s expense, release to Seller all reports and other work generated as a result of the Inspections. Should Buyer deliver timely notice that the Property is not acceptable, Seller agrees that Buyer’s deposit shall be immediately returned to Buyer and the Contract terminated.

Buyer (/s/ OJV) (            ) and Seller (/s/ JL) (            ) acknowledge receipt of a copy of this page, which is Page 3 of 5.

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(c) Walk-through Inspection: Buyer may, on the day prior to closing or any other time mutually agreeable to the parties, conduct a final “walk-through” inspection of the Property to determine compliance with this paragraph and to ensure that all Property is on the premises.

(d) Disclosures:

1. Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional Information regarding radon and radon testing may be obtained from your county public health unit.

2. Energy Efficiency: Buyer may have determined the energy efficiency rating of the building, if any is located on the Real Property.

8. OPERATION OF THE PROPERTY DURING CONTRACT PERIOD: Seller will continue to operate the Property and any business conducted on the Property in the manner operated prior to Contract and will take no action that would adversely impact the Property, tenants, lenders or business, if any. Any changes, such as renting vacant spaces, that materially affect the Property or Buyer’s intended use of the Property will be permitted ☒ only with Buyer’s consent ☐ without Buyer’s consent.

9. RETURN OF DEPOSIT: Unless otherwise specified in the Contract, in the event any condition of this Contract is not met and Buyer has timely given any required notice regarding the condition having not been met, Buyer’s deposit will be returned in accordance with applicable Florida laws and regulations.

10. DEFAULT:

(a) In the event the sale is not closed due to any default or failure on the part of Seller other than failure to make the title marketable after diligent effort, Buyer may either (1) receive a refund of Buyer’s deposit(s) or (2) seek specific performance. If Buyer elects a deposit refund,

(b) In the event the sale is not closed due to any default or failure on the part of Buyer, Seller may either (1) retain all deposit(s) paid or agreed to be paid by Buyer as agreed upon liquidated damages, consideration for the execution of this Contract, and in full settlement of any claims, upon which this Contract will terminate or (2) seek specific performance.

11. ATTORNEY’S FEES AND COSTS: In any claim or controversy arising out of or relating to this Contract, the prevailing party, which for purposes of this provision will include Buyer, Seller and Broker, will be awarded reasonable attorneys’ fees, costs and expenses.

12. BROKERS: Neither Buyer nor Seller has utilized the services of, or for any other reason owes compensation to, a licensed real estate Broker other than:

(a) Listing Broker: Cushman & Wakefield

who is ☒ an agent of Seller

☐ a transaction broker ☐ a nonrepresentative and who will be compensated by ☒ Seller ☐ Buyer ☐ both parties pursuant to ☒ a listing agreement ☐ other (specify):

_______________________________________________________________________________________________________

(b) Cooperating Broker: NONE

who is ☐ an agent of ______________

☐ a transaction broker ☐ a nonrepresentative and who will be compensated by ☐ Buyer ☐ Seller ☐ both parties pursuant to ☐ an MLS or other offer of compensation to a cooperating broker ☐ other (specify) ___________________________________________________________________________________

(collectively referred to as “Broker”) in connection with any act relating to the Property, including but not limited to inquiries, Introductions, consultations and negotiations resulting in this transaction.

Buyer (/s/ OJV) (__) and Seller (/s/ JL) (__) acknowledge receipt of a copy of this page, which is Page 4 of 5 Pages.

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14. OPTIONAL CLAUSES: (Check if any of the following clauses are applicable and are attached as an addendum to this Contract):

☐ Arbitration	☐ Seller Warranty	☐ Existing Mortgage
☐ Section 1031 Exchange	☐ Coastal Construction Control Line	☒ Other Addendum No. 1
☐ Property Inspection and Repair	☐ Flood Area Hazard Zone	☐ Other ___________
☐ Seller Representations	☐ Seller Financing	☐ Other ____________

15. MISCELLANEOUS: The terms of this Contract constitute the entire agreement between Buyer and Seller. Modifications of this Contract will not be binding unless in writing, signed and delivered by the party to be bound. Signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. This Contract will be construed under Florida law and will not be recorded in any public records. Delivery of any written notice to any party’s agent, will be deemed delivery to that party.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING. BROKER ADVISES BUYER AND SELLER TO VERIFY ALL FACTS AND REPRESENTATIONS THAT ARE IMPORTANT TO THEM AND TO CONSULT AN APPROPRIATE PROFESSIONAL FOR LEGAL ADVICE (FOR EXAMPLE, INTERPRETING CONTRACTS, DETERMINING THE EFFECT OF LAWS ON THE PROPERTY AND TRANSACTION, STATUS OF TITLE, FOREIGN INVESTOR REPORTING REQUIREMENTS, ETC.) AND FOR TAX, PROPERTY CONDITION, ENVIRONMENTAL AND OTHER SPECIALIZED ADVICE. BUYER ACKNOWLEDGES THAT BROKER DOES NOT OCCUPY THE PROPERTY AND THAT ALL REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) BY BROKER ARE BASED ON SELLER REPRESENTATIONS OR PUBLIC RECORDS UNLESS BROKER INDICATES PERSONAL VERIFICATION OF THE REPRESENTATION. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF THE PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE.

DEPOSIT RECEIPT: Deposit of $50,000.00

by ☒ Company check ☐ other ______________________ received on ______________________________

by ___________________________________________________________________________________________________

Signature of Escrow Agent Cushman & Wakefield

OFFER: Buyers offers to purchase the Property on the above terms and conditions. Unless acceptance is signed by Seller and a signed copy delivered to Buyer or Buyer’s agent no later than 5:00 ☐ a.m. ☒ p.m. on 12/31/03, Buyer may revoke this offer and receive a refund of all deposits.

Crisana Corporation

Date: 12/24/03	BUYER: /s/ Oscar Vila	Tax ID No: _____________________
BY: Oscar J. Vila
Title: Vice President	Telephone: 305/461-4888	Facsimile: 305/461-0281
Address: Two Alhambra Plaza Suite 860, Coral Gables, FL 33134

Date: _______________	BUYER: ____________________________	Tax ID No: _____________________

Title: ___________	Telephone: _______________________	Facsimile: __________________________
Address: __________________________________________________________________________________________

ACCEPTANCE: Seller accepts Buyer’s offer and agrees to sell the Property on the above terms and conditions (☐ subject to the attached counter offer).

Catalina Lighting, Inc.

Date: 12/29/03	SELLER: /s/ Jason A. Leach	Tax ID No: _____________________
BY: Jason A. Leach
Title: VICE PRESIDENT	Telephone: 561-962 - 3498	Facsimile: 561-394-0540
Address: 5200 TOWN CENTER CIRCLE SUITE 470 BOCA RATON, FL 33486

Date: _______________	SELLER: ____________________________	Tax ID No: _____________________

Title: ___________	Telephone: _______________________	Facsimile: __________________________
Address: __________________________________________________________________________________________

Buyer (/s/ O J. V ) (___) and Seller (/s/ JL) (___) acknowledge receipt of a copy of this page, which is Page 5 of 5 Pages.

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ADDENDUM NO. 1 TO CONTRACT FOR SALE AND PURCHASE

Buyer:	Crisana Corporation

Seller:	Catalina Lighting, Inc.

Legal Description:	TRACT D OF COUNTRY CLUB OF MIAMI VILLAGE CENTER, according to the Plat thereof recorded in Plat Book 99, Page 61 of the Public Records of Miami-Dade County, Florida.

This addendum is made part of the Contract for Sale and Purchase concerning the property referenced above. All other terms of the Contract for Sale and Purchase of which this addendum is incorporated shall remain unchanged.

1. Lease Contingency. This Agreement is subject to the execution of a triple net lease agreement for the premises by Seller as Lessee and Buyer as Landlord. A draft copy of this triple net lease will be attached to this Agreement and be incorporated therein.

2. Survey Encroachments. Seller shall not be required to commence litigation nor incur significant expense to cure encroachments shown on the survey.

3. Due Diligence. Buyer shall notify Seller 48 hours prior to entry upon Property. All tests, surveys and investigations by Buyer and/or representatives shall be non-invasive. Seller shall have the right to have a representative present when Buyer is on property conducting tests. Buyer shall deliver certificate of insurance for its representatives which enter unto property to conduct tests and investigation. Buyer’s shareholders hereby waive any and all claim they may have under any theory in tort in place of providing Seller with a certificate of insurance naming the shareholders individually. Buyer shall not disclose results of any environmental investigation to Seller unless specifically requested to disclose said information by Seller.

4. Assignability. Buyer’s rights and obligations under this Contract shall not be assignable, directly or indirectly or by operation of law, without the prior written consent of Seller, provided, that Buyer may, by written notice delivered to Seller not less than ten (10) business days prior to closing, designate a Permitted Assignee (as hereinafter defined) as grantee of the Property, whereupon, provided such Permitted Assignee shall assume in writing, in form reasonably acceptable to Seller, all Buyer’s agreements and obligations hereunder, Seller shall convey the Property to Permitted Assignee at closing. Nothing contained in the preceding sentence shall be deemed to diminish or otherwise affect the obligations hereunder of Crisana Corporation, including the obligations to pay the Purchase Price at closing and any obligations to indemnify Seller in accordance with the terms of this Contract. The term “Permitted Assignee” shall mean any subsidiary of Crisana Corporation, and/or any entity which is commonly controlled by the shareholders of Crisana Corporation; provided, however, that in the event of an assignment of any rights or remedies by Crisana Corporation to a Permitted Assignee, Buyer shall remain primarily liable, as a guarantor, for all obligations, responsibilities and/or liabilities of Buyer thereunder.

5. Finance Contingency: If Buyer is unable to secure financing within the 30 day Financing Period identified in Par. 3 of the Contract and Buyer fails to cancel the Agreement within two (2) business days from the expiration of the 30 day Financing Period, the Closing shall not be subject to financing. If Buyer fails to cancel this Agreement within the time frame identified above and proceeds to Closing without the financing contingency, Buyer’s deposit(s) shall be forfeited if Buyer fails to close as scheduled in the Agreement and Buyer’s failure to close arises from Buyer’s act(s) and/or omission(s).

6. Seller’s Board Approval: This Agreement is subject to the approval of the Board of Directors which approval will be secured within Ten (10) business days from the date of execution hereof.

BUYER

12/29/03	By:	/s/ Oscar J. Vila

DATED

SELLER

12/29/03	By:	/s/ Jason A. Leach

DATED

(NNN) OFFICE BUILDING LEASE

between

LANDLORD

SEGOVIA REALTY, LLC

a Florida Limited Liability Company

and

TENANT

CATALINA LIGHTING, INC.

a Florida Corporation

OFFICE BUILDING

(NNN) LEASE

THIS AGREEMENT (this “Lease”), entered into as of this 27th day of February, 2004, between SEGOVIA REALTY, LLC, (hereinafter called Landlord), and CATALINA LIGHTING, INC., a Florida Corporation (hereinafter called Tenant), IS TO WITNESS: that Landlord does this day lease unto Tenant; a free standing office building.

LOCATION: the premises known as: 18191 NW 68TH Avenue, Miami Lakes, Florida, consisting of an office building containing approximately Thirty Thousand (+/- 30,000) square feet. TERM. TO HAVE AND TO HOLD said premises for the initial term of One Hundred Twenty (120), months beginning February 27, 2004, and ending January 31, 2014.

IT IS FURTHER AGREED AND COVENANTED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1. DEMISE AND PREMISES; RENT. Landlord hereby leases to Tenant and Tenant hereby takes from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the real property described in Exhibit “A”, and the building (the “Building”) and improvements, thereon, together with any and all easements, appurtenances, HVAC equipment, fixtures and any other improvements and rights and privileges now or hereafter belonging thereto (collectively, the “Premises”). The annual rent during the first year (1) of this Lease shall be Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) payable in advance and in monthly installments of Twenty Thousand Eight Hundred Thirty-Three Dollars and Thirty Three Cents ($20,833.33), plus Florida Sales Tax, for a total of ($22,291.67) per month beginning on February 27, 2004 and the like sum thereafter, on the first day of every month, for an additional eleven (11) months and to the office of the Landlord, Two Alhambra Plaza, Suite 860, Coral Gables, Florida 33142. Commencing on the first month of the second year of the Lease term and the first month of each subsequent year thereafter, the annual rental payment (payable in advance in monthly installments as provided above) for the new year shall increase, but never decrease, as per the Consumer Price Index, but never more than 3% increase per year. For example, if the annual rent is $265,000 in the third year of the Lease term and the CPI is 2%, the annual rent for the fourth year of the Lease term shall be $265,000 multiplied by a factor 1.02.

2. SECURITY DEPOSIT. Tenant has deposited with the Landlord the sum of $25.000.00 (the “Security Deposit”) with the Landlord, which sum shall be retained by Landlord as security for the payment by Tenant of the rents herein agreed to be paid by Tenant and for the faithful performance by Tenant of the terms and covenants of this Lease. It is agreed that Landlord, at Landlord’s option, may at any time apply said sum or any part thereof toward the payment of the rents and all other sums payable by Tenant under this Lease (provided Tenant has breached its covenant to pay such amounts and has failed to cure the same after the expiration of all applicable notice and cure periods), and towards the performance of each and every of Tenant’s covenants under this Lease, but such covenants and Tenant’s liability under this Lease shall thereby be discharged only pro-tanto; that Tenant shall remain liable for any amounts that such sum shall be insufficient to pay; that Landlord may exhaust any or all rights and remedies against Tenant before resorting to said sum, but nothing herein contained shall require or be deemed to require Landlord so to do; that, in the event this Security Deposit shall not be utilized for any such purposes, then such deposit shall be returned by Landlord to Tenant within ten (10) days next after the expiration of the term of this Lease. Landlord shall not be required to pay Tenant any interest on said security deposit and Tenant acknowledges that Landlord may commingle the Security Deposit fund with its general administrative fund.

3. ASSIGNMENT. Tenant shall have the right to assign this Lease or to sublet the whole or any part of the Premises with the consent of Landlord, which consent shall not be unreasonably withheld. Landlord shall respond to Tenant’s written request for consent hereunder within thirty (30) days after Landlord’ receipt of the written request. As part of its request for Landlord’s consent to a transfer, Tenant shall provide Landlord with reasonable financial information for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall be deemed to have given its consent if Landlord does not respond to Tenant’s request for consent within such thirty (30) day period. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease without Landlord’s consent, but upon prior written notice to Landlord (together with reasonable financial information for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request), to an entity having a minimum net worth (defined in accordance with US GAAP) of Twenty Million Dollars ($20,000,000), in which event Landlord shall release Tenant from any liability hereunder. For purposes of this Paragraph 3, the determination of net worth shall exclude intangible assets and goodwill. Landlord may freely assign this Lease, provided that the assignee assumes Landlord’s obligations under this Lease either by an assumption agreement by and between Landlord and its assignee or by operation of law.

4. OPTION TO RENEW. Tenant may renew the Lease for one extended term of two (2) years. Tenant shall exercise such renewal option, if at all, by giving written notice to Landlord not less than one hundred eighty (180) days prior to the expiration of the initial Ten (10) year term. The rental payments due during each year of the two (2) year renewal term shall increase at the rate of 3% increase per year over the preceding years’ rental payment and otherwise upon the same convenants, conditions and provisions as provided in this Lease.

5. EXAMINATION OF PREMISES. Tenant having examined and occupied the premises, is intimately familiar with the condition thereof and will take the premises in their present condition without any modifications by Landlord. The rental payments by Tenant to Landlord are based upon the lease of the premises in their entirety and are not based, to any degree, upon the usable square footage of the building located at 18191 NW 68TH Avenue, Miami Lakes, Florida.

6. USE & WASTE REMOVAL. The premises shall be used by Tenant for the operation of a lighting business(es) and any ancillary uses related thereto or for any other business office use consistent with applicable zoning and for no other purposes without the express, written consent of Landlord first obtained; provided, however, that Landlord’s consent shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges that it shall obtain and maintain its own garbage container(s) with scheduled garbage pickups frequently enough to maintain the interior and exterior of the premises neat and clean.

7. ALTERATIONS. Tenant may from time to time at its own cost and expense make such alterations, additions or improvements (any or all of which are herein referred to as “Alterations”) in or to the Premises as Tenant deems necessary or desirable, without the consent of Landlord; provided that no such Alteration shall constitute waste or materially impair the marketability or leaseability of the Premises or decrease the area of the Building unless Landlord has given its prior written consent. Tenant in making any such Alteration shall comply with all applicable laws, orders and regulations of federal, state, county and municipal authorities having jurisdiction, with any direction pursuant to law of any public officer thereof and with all regulations of any board of fire underwriters having jurisdiction. Tenant shall obtain or cause to be obtained all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the Alterations, and Landlord shall, at Tenant’s sole cost and expense, cooperate with Tenant in the obtaining thereof and shall execute any documents reasonably required in furtherance of such purpose. Tenant shall pay all costs and expenses in connection with the making of Alterations and shall discharge any mechanic’s lien filed against the Premises in connection therewith within thirty (30) days after Tenant receives notice of the filing of such lien, or Tenant may provide a bond securing the interest of the claim until the dispute can be resolved. Tenant shall indemnify and bold Landlord harmless from and against any claims arising out of such work. Tenant shall have no obligation to remove any such Alteration at the expiration or earlier termination of this Lease.

8. CONDITION OF PREMISES, REPAIRS AND MAINTENANCE. The Tenant has owned and sold the Premises sold to the Landlord. As such, Tenant has been in occupancy of the Premises prior to the date hereof. The Premises are being delivered to Tenant in its present “AS IS” condition, and Landlord has no obligation to remedy any condition contained therein or to improve the Premises on behalf of Tenant. Tenant agrees to keep the exterior part of said premises in good repair, and if any part of the entire exterior, including roof, walls, windows and doors as well as the interior of the premises is injured or damaged Tenant agrees to promptly cause all necessary repairs to be made at Tenant’s expense so as to promptly restore said premises to its condition immediately prior to said breaking and/or entering or said attempt to break and/or enter. Tenant will repair promptly at its expense any damage to the Premises, and, upon written demand, shall reimburse Landlord as Additional Rent for Landlord’s reasonable and actual out-of-pocket costs of the repair of any damage elsewhere in the Premises, caused by or arising from the installation or removal of property in or from the Premises, regardless of fault or by whom such damage shall be caused (unless caused by Landlord). If Tenant shall fail to commence such repairs within fifteen (15) days after written notice to do so from Landlord,

Landlord may make or cause the same to be made and Tenant agrees to pay to Landlord promptly upon Landlord’s written demand, as Additional Rent, the actual and reasonable cost thereof with interest thereon at the Prime Rate (as hereinafter defined) plus seven percent (7%) per annum until paid. Tenant shall also reimburse Landlord within ten (10) days after written demand for the actual and reasonable cost of the repair of any damage to the Premises caused by Tenant, its agents and/or representatives. The Tenant further agrees at Tenant’s own expense to repair, maintain and replace the plumbing, electrical system and HVAC system, and in the event additional sanitary facilities are required because of the nature of the operation conducted by the Tenant it shall be the Tenant’s obligation to supply such additional facilities and in the event the sanitary facilities are deemed insufficient or inadequate for the Tenant’s intended purpose. Tenant agrees to repair the entire roof of the Premises and utilize a contractor reasonably approved by Landlord. Tenant agrees that it shall submit a proposal from a roofing contractor to Landlord within 90 days from the effective date of this Lease and to cause the roofing contractor to commence replacement of the roof within One Hundred Twenty Days of the effective date of this Lease. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by Citibank, N.A., or its successor, from time to time, or if such rate is usurious, the maximum contract interest rate per annum allowed by Florida law.

9. INTERIOR. Tenant agrees to keep the interior of the Premises, including all windows, screens, awnings, doors, including the overhead truck loading doors, interior walls, pipes, elevators, machinery, plumbing, electric wiring, and other fixtures and interior appurtenances, in good and substantial repair and clean condition at Tenant’s own expense–fire, windstorm, or other act of God, alone excepted. All glass, both interior and exterior, is at the sole risk of Tenant and Tenant agrees to replace at Tenant’s own expense, any glass broken during the terms of this Lease, and the Tenant agrees to insure and to keep insured, all plate glass in the demised premises and to furnish the Landlord with certification of said insurance. It is hereby understood and agreed that in the event that there is an air conditioning unit (or units) in the demised premises, the Tenant shall maintain the same during the term of this Lease and shall return said unit (or units) to the Landlord at the termination of this Lease in good working order, reasonable wear and tear excepted.

10. REGULATIONS AND INSURANCE. Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government, and of any and all their Departments and Bureaus, applicable to the Premises for the correction, prevention, and abatement of nuisances or other grievances, in, upon, or connected with the Premises, during said terms, at Tenant’s own cost and expense. Landlord, at Tenant’s sole cost and expense, agrees to pay the amount of insurance premiums necessary to insure the premises in the amount of $2,000,000 (the “Property Insurance Policy”). Commencing on February 1, 2004 and continuing through the term of this Lease, Tenant shall pay Landlord, as additional rent, one twelfth (1/12) of the premium for the Property Insurance Policy, including any annual increases. Payments due to Landlord for insurance premiums for the Property Insurance Policy shall be considered as rent due and shall be included in any lien for rent. Tenant shall be named as the insured on the Property Insurance Policy, with BankUnited, N.A. being named as Loss Payee. Any casualty proceeds for damage to real property covered by the Property Insurance Policy shall be paid to Landlord and BankUnited, N.A. The Property Insurance Policy shall contain a provision that the Property Insurance Policy shall not be cancelled without thirty (30) days’ prior written notice to Tenant. In the event that Landlord fails to pay a premium for the Property Insurance Policy when due, the policy is cancelled for nonpayment and Landlord fails to secure new coverage within 15 days written receipt of the notice of cancellation, such failure shall be an Event of Default under this Lease. Tenant agrees to carry $2,000,000/$2,000,000 liability insurance naming Landlord and BankUnited, N.A. as additional insureds. Proof of such coverage shall be sent to Landlord within 15 days of the effective date of this Agreement.

Landlord hereby waives any and all claims and right of recovery against Tenant, its employees, agents and/or contractors, for damage, loss or injury caused by or resulting from fire and/or other perils, to the extent that any such claims for damages, losses or injuries are paid to Landlord by any property insurance policies which Tenant does maintain hereunder after taking into account deductible amounts. Tenant hereby releases Landlord from any liability for damage or destruction to Tenant’s property, whether or not caused by acts or omissions of Landlord, its employees, agents or contractors, and Tenant hereby waives any and all claims and right of recovery against Landlord, its employees, agents and/or contractors, for damage, loss or injury caused by or resulting from fire and/or other perils, to the extent that any such claim for damages, losses or injuries are or would be covered by any property insurance policies which Tenant does or is required to maintain hereunder without regard to deductible amounts. Landlord and Tenant shall each look to the required insurance coverage for recovery of any insured property damage. Tenant shall cause any property insurance policies which it is required to maintain hereunder to contain a provision whereby the insurer waives any (i) rights of subrogation and (ii) rights of recovery against either Landlord or Tenant, or both. Both Landlord and Tenant agree to immediately give each insurance company which has issued to it policies of property insurance required by this Lease written notice of the terms of said mutual waivers and to cause said insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of said waivers and shall furnish to the other party a certificate of insurance or other written evidence of such endorsement or that such endorsement is not required. Said Certificate of Insurance shall name BankUnited, N.A., as a loss payee.

11. BEYOND TENANT’S CONTROL. Tenant shall not be in default under this Lease if Tenant’s performance is delayed or prevented by or due to strike, lockout, war, riot, the occurrence of a named windstorm, acts of God and other similar causes beyond the reasonable control of Tenant, and the time within which Tenant must comply with any of the teams, covenants, and conditions of this Lease shall be extended by a period of time equal to the period of time that performance by Tenant is delayed or prevented by the causes specified above. The foregoing shall in no way act to excuse or delay Tenant’s obligation to pay any rent or additional rent due under this Lease.

12. ABANDONED PROPERTY. It is understood and agreed that any merchandise, fixtures, furniture or equipment left in the premises when Tenant vacates and not removed within ten (10) days thereafter shall be deemed to have been abandoned by Tenant and by such abandonment Tenant automatically relinquishes any right of interest therein. Landlord is authorized to sell, dispose of or destroy same, with prior written notice to Tenant.

13. FIRE. In the event the premises shall be destroyed or so damaged or injured by fire or other casualty, during the term of this Lease, whereby the same shall be rendered untenantable, then Landlord shall have the obligation to render said premises tenantable by repairs within ninety days therefrom. If the premises cannot be rendered tenantable within ninety days from the date of such casualty after the exercise of diligence by Landlord, it shall be optional with either party hereto to cancel this Lease by written notice delivered to the other party within thirty days of such casualty, and in the event of such cancellation the rent shall be paid only to the date of such fire or casualty. During any time that the premises are untenantable due to causes set forth in this paragraph, the rent shall be omitted. If neither party tenninates the Lease within thirty days of such casualty and such repair/restoration is not completed within six (6) months of the date the damage occurred, then Tenant shall have the right to terminate this Lease upon thirty (30) days written notice to Landlord.

14. PERSONAL PROPERTY. All personal property placed or moved in the premises above described shall be at the risk of Tenant or the owner thereof, and Landlord shall not be liable to Tenant for any damages to said personal property unless caused by or due to gross negligence or willful misconduct of Landlord, Landlord’s agents or employees.

15. CHARGES FOR SERVICE AND UTTTLITIES. It is understood and agreed between the parties hereto that any charges against Tenant by Landlord for services, utilities or for work done on the premises by order of Tenant, or otherwise accruing under this Lease, shall be considered as rent due and shall be included in any lien for rent, provided that any such services provided by Landlord to Tenant hereunder shall be delivered and invoiced at Landlord’s cost, without mark-up, overhead or administrative charge. It is further understood that the Tenant shall, upon demand, pay as additional rent its prorata share(s) of any sprinkler standby, storm water utility standby, water and/or sewer charges billable to the Landlord for the building(s) of which the demised premises are a part.

16. SIGNS, AWNINGS. Except as the same may exist on the date hereof, no awnings, sign or signs shall be attached to or erected on the exterior of the premises, other the signs currently placed on the outside of the building, without the written consent of Landlord having first been obtained. The Landlord’s consent shall not be unreasonably withheld, conditioned or delayed, and Landlord’s failure to respond to Tenant’s written request for consent within fifteen days of receipt of said request shall be deemed approval.

17. RIGHT OF ENTRY. Upon not less than five (5) days’ prior written notice (except in the event of an emergency), Landlord, or any of his agents, shall have the right to enter said premises during all reasonable hours to examine the same or to make such repairs, additions, or alterations as may be deemed necessary for the safety, comfort, or preservation thereof, or of said building, or to exhibit said premises, and to put or keep upon the grounds of the property thereof a notice “FOR RENT” at any time within one hundred eighty (180) days before the expiration of this Lease. Said right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions which do not conform to this agreement. In the event of any entry pursuant to this Article, Landlord shall not interfere with the conduct of Tenant’s business and Tenant shall have the right to have one or more of its employees present during such inspection.

18. TIME. It is understood and agreed between the parties hereto that time is the essence of all of the terms and provisions of this Lease.

19. NOTICES. Any notice(s) given or required under the terms of this Lease shall be in writing sent by certified mail or hand delivered as follows:

if to Tenant:

Catalina Lighting, Inc.

18191 NW 68th Avenue

Miami Lakes, Florida

Attention: Gary Rodney

with a copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

Attention: David A. Gerson, Esquire

if to Landlord:

Segovia Realty, LLC

Two Alhambra Plaza, Suite 860

Coral Gables, Fl 33134

Attention: Oscar J. Vila

or such other address written notice of which is given by either party to the other. Notice shall be deemed given upon receipt or refusal of delivery.

20. NON-PAYMENT. Tenant agrees: That Tenant will promptly pay said rent at the times above stated; that Tenant will pay all charges for gas, electricity, other illuminant, water and sewer, used on the premises during the term of this Lease; that, if any part of the rent shall not be paid when due and the same remains due and unpaid for ten (10) calendar days following the due date, Landlord shall have the following rights and remedies without prejudice to any other remedy which it in law or equity may have under Florida law:

(i) Provide Tenant with thirty (30) days’ written notice (which notice shall clearly state in capital letters that Rent is past-due and failure to pay same may result in Lease termination) of Landlord’s intent to terminate the Lease, and on the date specified in such notice (unless Tenant pays the amount due with applicable late fees and interest charges prior to such date in which event such notice shall be deemed null), Tenant’s right to possession of the Premises shall cease and this Lease shall thereupon be terminated and Tenant shall be liable to Landlord for an amount equal to all unpaid Rent and other sums due hereunder that accrued and/or became due prior to such termination, provided that Landlord agrees to use reasonable efforts to mitigate damages; and

(ii) If Tenant has failed to pay rent on the dates each such payments were due for two (2) consecutive months, then Landlord may provide Tenant with thirty (30) days’ written notice (which notice shall clearly state in capital letters that Rent is past-due and failure to pay same may result in Lease termination) of Landlord’s intent to terminate Tenant’s right to possession of the Premises and (unless Tenant pays the amount due with applicable late fees and interest charges prior to such date in which event such notice shall be deemed null), in compliance with applicable law, expel and remove Tenant, Tenant’s property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its reasonable discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Landlord agrees to use reasonable efforts to mitigate damages, provided that such reasonable efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Article XII hereof. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the costs of alterations and the value of other concessions or allowances granted to a new tenant.

(iii) In lieu of calculating damages under clauses (i) and (ii) above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the term of this Lease discounted to present value at the Prime Rate then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the Prime Rate plus seven percent (7%) per annum from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under the lease.

(1) Immediately following the Tenant’s failure to pay rent due within the time specified above (including the applicable notice and cure periods), Landlord shall have the right to enter upon the Premises and place and thereafter maintain a “FOR RENT” sign in a place where the sign would be most likely seen by the public.

21. LATE CHARGE. Tenant acknowledges that late payment by Tenant to Landlord of rent will cause Landlord to incur costs which are extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the premises. Therefore, if any installment of rent due from the Tenant is not be paid when due and the same remains due and unpaid for ten (10) calendar days, Tenant shall pay to Landlord an additional three percent (3%) of the overdue rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that the Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

22. INDEMNIFY LANDLORD & INSURANCE. Tenant shall secure liability insurance with a carrier rated by Moodys no less than A+5, and cause a certificate of insurance in the amount of no less than $2,000,000/$2,000,000 to be issued naming the Landlord and BankUnited, N.A. as a loss payee. Failure to maintain the required liability insurance with certificate shall constitute a material breach of this Lease. In consideration of said premises being leased to Tenant for the above rental Tenant agrees: That, except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or contractors, Tenant, at all times will indemnify and keep harmless Landlord from all losses, damage, liabilities and expenses, which may arise or be claimed against Landlord and be in favor any person, firm or corporation, for any injuries or damagers to the person or property of any person, firm or corporation, consequent upon or arising from the use or occupancy of said premises by Tenant, or consequent upon or arising from any acts, omissions, neglect or fault of Tenant (his agents, servants, employees, licensees, customers or invitee), or consequent upon or arising from Tenant’s failure to comply with the aforesaid laws, statutes, ordinances or regulations; that Landlord, except to the extent of Landlord’s gross negligence or willful misconduct, shall not be liable to Tenant for any damages, losses or injuries to the person or property of Tenant which may be caused by the acts, neglect, omissions or faults of any person, firm or corporation and that Tenant will indemnify and keep harmless Landlord from all damages, liabilities, losses, injuries, or expenses, which may arise or be claimed against Landlord and be in favor of any person, firm or corporation, for any injuries or damages to the person or property of any person, firm or corporation, where said injuries or damages arose about or upon said premises. Except to the extent caused by the negligence or willful misconduct of Tenant or its agents or contractors, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant and arising out of or in connection with the acts or omissions (including violations of law) of Landlord, any of Landlord’s agents or contractors.

23. BANKRUPTCY. It is agreed between the parties hereto: if Tenant shall be adjudicated a bankrupt or an insolvent and fails to have such adjudication discharged within sixty (60) days from the date thereof, or shall take the benefit of any federal reorganization or composition proceeding or make a general assignment or take the benefit of any insolvency law, or if Tenant’s leasehold interest under this Lease shall be sold under any execution or process of law, or if a trustee in bankruptcy or a receiver be appointed or elected or had for Tenant (whether under federal or state laws) and Tenant fails to have such appointment discharged with sixty (60) days after the appointment thereof, or if said premises shall be abandoned or deserted, or if this Lease or the terms hereof be transferred or pass to or devolve upon any person, firm, officer or corporation other than Tenant, then, in any such events, Landlord may, at Landlord’s option, terminate and end this Lease and re-enter upon the premises; whereupon the term hereby granted and, at the Landlord’s option, all right, title, and interest under it shall end and Tenant shall become a Tenant at sufferance; but this shall not impair or affect Landlord’s right to maintain summary proceedings for the recovery of the possession of the demised premises in all cases provided for bylaw. If the term of this Lease shall be so terminated, Landlord may immediately or at any time thereafter re-enter or re-possess the premises and remove all persons and property therefrom without being liable for trespass or damages.

24. WAIVER. The rights and remedies created by this Lease are cumulative and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such a right or remedy or be construed as a waiver.

The receipt and acceptance by Landlord of delinquent rent shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular rent payment involved.

No act or conduct of Landlord, including, without limitation, the acceptance of the keys to the premises, shall constitute an acceptance of the surrender of the premises, by Tenant before the expiration of the term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the premises and accomplish a termination of the Lease prior to the expiration of the term.

Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the lease.

25. PEACEFUL POSSESSION. Subject to the terms, conditions and covenants of this Lease, Landlord agrees that Tenant shall and may peaceably have, hold and enjoy the premises above described, without hindrance or molestation by Landlord or by anyone claiming by, through or under Landlord. Landlord shall not interfere with Tenant’s quiet enjoyment of the demised premises.

26. Intentionally deleted. [Covered in Section 36]

27. HEIRS AND ASSIGNS. This lease and all provisions, covenants and conditions thereof shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto, except that no person, firm, corporation, or court officer holding under or through Tenant in violation of any of the terms, provisions or conditions of this Lease, shall have any right, interest, or equity in or to this Lease, the terms of this Lease or the premises covered by this Lease.

28. BEYOND LANDLORD’S CONTROL. None of the acts, promises, covenants, agreements or obligations on the part of the Tenant to be kept, performed or not performed as the case may be, nor the obligation of the Tenant to pay rent and/or additional rent or other charge or payment shall be in anywise waived, impaired, excused or affected by reason of the Landlord being unable at any time or times during the term of his lease to supply, or being prevented from, or delayed in supplying heat, light, elevator service, or any other service expressly or implied on the part of the Landlord to be supplied, or by reason of the Landlord being unable to make any alterations, repairs or decorations or to supply any equipment or fixtures, or any other promise, covenant, agreement or obligation on the part of the Landlord to be performed, if the Landlord’s inability or delay shall arise by reason of any law, rule or regulation of any Federal, State, Municipal or other governmental department, agency or subdivision thereof, or by reason of conditions of supply and demand due to National Emergency or other conditions or causes beyond the Landlord’s control.

29. EMINENT DOMAIN. In the event any portion of said leased premises is taken by any condemnation or eminent domain proceedings, the (minimum) monthly rental herein specified to be paid shall be ratably reduced according to the area of the leased premises which is taken, and either Landlord or Tenant, or both, shall have the right to recover compensation and damage caused by condemnation from the condemnor, provided that Tenant’s award does not decrease or diminish Landlord’s award. Should all of the leased premises, or so much thereof as to make its further use by Tenant manifestly impractical, be taken by eminent domain, then this Lease shall terminate at the option of either party upon thirty (30) days’ written notice from the time when possession thereof is taken by said public authorities, and in that event either Landlord or Tenant, or both, shall have the right to recover compensation and damage caused by condemnation from the condemnor, provided that Tenant’s award does not decrease or diminish Landlord’s award.

30. SURRENDER PREMISES. Tenant agrees to surrender to Landlord, at the end of the term of this Lease and/or upon any cancellation of this Lease, said leased premises in broom-clean and tenantable condition, ordinary wear and tear and damage by fire and windstorm or other acts of God, excepted, and subject to the provisions of paragraph 6 hereof. Tenant agrees that, if Tenant does not surrender to Landlord, at the end of the term of this Lease, or upon any cancellation of the term of this Lease, said leased premises, such holding over shall not be deemed to extend the term of or renew this Lease, but Tenant’s occupancy thereafter shall continue as a tenancy from month to month upon the terms and conditions herein contained and at the holdover rent of one hundred and fifty percent (150%) of the monthly base rent in effect immediately preceding the end of the term of this Lease and this holdover tenancy may be terminated by Landlord or Tenant upon fifteen (15) days prior written notice. Nothing in this Section 30 shall be construed as a consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the term of this Lease or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over.

31. LIENS. Tenant further agrees that Tenant will pay all liens of contractors, subcontractors, mechanics, laborers, materialmen, and other items of like character in connection with any work or service done or purportedly done by or for benefit of Tenant, and will indemnify Landlord against all actual and reasonable legal costs and charges, bond premiums for release of liens, including counsel fees reasonably incurred in and about the defense of any suit in discharging the said premises or any part thereof from any liens, judgments, or encumbrances caused or suffered by Tenant. It is understood and agreed between the parties hereto that the costs and charges above referred to shall be considered as rent due and shall be included in any lien, for rent.

The Tenant herein shall not have any authority to create any liens for labor or material on the Landlord’s interest in the above described property and all persons contracting with the Tenant for the destructions or removal of any building or for the erection, installation, alteration, or repair of any building or other improvements on the above described premises and all materialmen, contractors, mechanics, and laborers, are hereby charged with notice that they must look to the Tenant and to the Tenant’s interests only in the above described property to secure the payment of any bill for work done or material furnished during the rental period created by this Lease.

32. TAXES. Tenant shall pay as additional rent its proportionate share of the annual levy of the Real Property and Personal Property Taxes assessed against Folio Number 30-2011-003- 0040 (for Real Property) and a separate folio for personal property located thereon. If the assessed value of Landlords property is increased by inclusion of Tenants personal property, Tenant Improvements, trade fixtures or equipment, and Landlord elects to pay the taxes based on such increase, Tenant shall, within ten (10) days of written request from Landlord, pay to Landlord that part of such taxes for which Tenant is primarily liable. Commencing on February 1, 2004 and continuing through the term of this Lease, Tenant shall pay to Landlord, as additional rent, one twelfth (1/12) of the annual Real Property taxes, including any annual increases. The monthly payments shall be based upon the real property taxes imposed by Miami-Dade County for the year immediately preceding the lease year. As an example if the taxes due for 2003 are $39195.12, the monthly payment for taxes on February 1, 2004 through November 2004 will be $3,266.26 per month. This monthly tax payment will be adjusted on December of each lease year, depending upon whether property taxes have increased or decreased. Payments due to Landlord for real and personal property taxes shall be considered as rent due and shall be included in any lien for rent.

Tenant shall pay any and all state and federal taxes as they become due and indemnify Landlord for any claims that governmental taxing authorities may have against the Premises and fixtures located on the premises. Tenant shall pay any and all special assessments levied against the Premises during the term of the Lease. Nothing herein shall be construed to require Tenant to pay (a) any income, gross receipts or similar tax assessed on or in respect of the general income of Landlord, (b) any capital levy, estate, succession, inheritance or similar tax assessed or payable by reason of any inheritance, devise or transfer of any estate or property of Landlord, or

(c) any corporation or other franchise, license, mercantile or similar tax assessed against or payable by Landlord other than with respect to the use or occupancy of the Premises.

Landlord shall have the obligation to, if possible, (1) have the tax bills mailed directly to Tenant; and (2) for the first and last lease year of the term hereof of this Lease, furnish an apportionment between Landlord and Tenant based on the number of days of Tenant’s lease year which falls within the then current tax period. Landlord hereby agrees that, if any general or special assessment, whether ordinary or extraordinary, is assessed in whole or in part against the Premises which may be payable over a term of years, Landlord will exercise its right to make payment over such term of years, and only such portion of any such tax or assessment which falls due within each Lease Year shall be used in the determination of Tenant’s payment obligation. Landlord shall use its best efforts to cause all notices pertaining to taxes to be sent directly to Tenant by the taxing authority and shall in any event send to Tenant within seven (7) days after receipt thereof copies of any such tax notice received by Landlord.

Tenant shall have the right to contest, at Tenant’s expense, the amount or validity, in whole or in part, of any tax, by appropriate proceedings diligently conducted by Tenant in good faith, after payment of such tax, unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in either of which latter events Tenant may postpone or defer payment of such tax provided the Premises shall not, by reason of such postponement or deferment, be subject to lien or forfeiture. Within 10 days of the issuance of a ruling by the Master hearing property tax appeals for Miami-Dade County, such proceedings, Tenant shall pay such amount of any such tax or part thereof as is finally determined in such proceedings, the payment of which, pursuant to the foregoing provisions of this Section, shall have been deferred during the prosecution of such proceedings, together with all costs, fees, interest, penalties and other liabilities in connection therewith. Upon request by Tenant, Landlord, shall execute and deliver any and all such documents or instruments and take any and all such other action as shall be necessary or proper to permit Tenant to bring such proceedings in Tenant’s name or otherwise to facilitate the conduct of such proceedings by Tenant. Any refunds of taxes paid by Tenant resulting from such contest by Tenant and attributable to any period occurring during the term shall be payable to Tenant, and Landlord shall promptly pay to Tenant any such refunds received by Landlord.

33. LANDSCAPE. The Tenant, at its own cost and expense, shall maintain all portions of the leased property in a clean and orderly condition, free of dirt, rubbish and unlawful obstructions and shall keep the landscaped areas thereof watered and trimmed during the term of this Lease.

34. PROMPT PAYMENT. The prompt payment of the rent for said premises upon the dates named, and the faithful observance of the terms of this Lease are the conditions upon which the Lease is made and accepted and if the Tenant fails to comply with the terms of said Lease (and such failure remains uncured following the expiration of all applicable notice and cure periods), then and in any of such events Landlord shall be entitled to exercise the rights set forth in Section 20 of this Lease. With respect to Tenant’s failure (other than a monetary default) to comply with any term, provision or covenant of this Lease, Tenant shall have thirty (30) days after written notice from Landlord to Tenant within which to cure such non-monetary default; provided, if Tenant’s failure to comply cannot reasonably be cured within such thirty (30) day period, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within such thirty (30) day period, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease.

35. WATER DAMAGE. It is expressly agreed and understood by and between the parties to this agreement, that the Landlord, except to the extent caused by its gross negligence or willful misconduct, shall not be liable for any damage or injury by water, which may be sustained by the said Tenant or other person or for any other damage or injury resulting from or by reason of the breakage, leakage, or obstruction of the water, sewer or soil pipes, or other leakage in or about the said building.

36. SUBORDINATION. This lease is and shall be subject and subordinate to any and all permanent or building loan mortgages covering the fee of the leased premises, or any other real property which includes all or any part of the leased premises, now existing or hereafter made by Landlord and to all advances made or to be made thereon and to all renewals, modifications, consolidations, replacements, or extensions thereof, and the lien of any such mortgage or mortgages shall be superior to all rights hereby or hereunder vested in Tenant, to the full extent of the principal sums secured thereby and interest thereon, but only if and when a non-disturbance and attornment agreement is entered into in respect of such mortgage by the holder thereof acknowledging Tenant’s possession and providing that Tenant’s rights hereunder shall not be disturbed or interfered with. This provision shall be self-operative and, except as otherwise provided herein, no further instrument of subordination shall be necessary to effectuate such subordination, and the recording of any such mortgage shall have preference and precedence and be superior and prior in lien to this Lease, irrespective of the date of recording.

37. ESTOPPEL CERTIFICATE. Tenant, upon written request of Landlord or any holders of a mortgage against the fee, shall from time to time deliver or cause to be delivered to Landlord or such mortgagee, within ten (10) days from date of demand, a certificate duly executed and acknowledged in form for recording, without charge, certifying, if true, that this Lease is valid and subsisting and in full force and effect and that, the best knowledge of Tenant, Landlord is not in default (or stating the nature of the alleged default) under any of the terms of this Lease. Landlord, upon written request of Tenant, shall from time to time deliver or cause to be delivered to Tenant, within ten (10) days from the date of demand, a certificate duly executed and acknowledged in form for recording, without charge, certifying, if true, that this Lease is valid and subsisting and in full force and effect and that, to the best knowledge of Landlord, Tenant is not in default (or stating the nature of the alleged default) under any of the terms of this Lease.

38. HAZARDOUS SUBSTANCES - GENERAL. The term “Hazardous Substances,” as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”) provided said Permitted Activities are conducted substantially in accordance with all applicable

Environmental Laws and have been approved in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (ii) the premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all applicable Environmental Laws; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (vi) Tenant will not introduce any Hazardous Substances into the Premises, except for the Permitted Materials described above, and if so introduced by Tenant thereon, the same shall be promptly removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all applicable Environmental Laws.

39. LANDLORD’S LIABILITY. The liability of the Landlord (which, for the purposes of this Lease, shall include the Owner of the building if other than the Landlord) to the Tenant for any default by Landlord under the terms of this Lease is limited to the interest of the Landlord in the building (including the rents and proceeds thereof), and the Tenant agrees to look solely to the Landlord’s present or future interest in the building for the recovery of any judgment.

40. NO ARBITRARY REJECTION. References herein to “approval”, “acceptable” and “satisfactory” shall not be interpreted as justifying arbitrary rejection, but mean a reasonable application of judgment in accordance with institutional leasing practice and commercial custom concerning similar real estate transactions.

41. PARTIAL INVALIDITY. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

42. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon mat exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

43. ATTORNEY’S FEES. If either party becomes a party to any litigation concerning this Lease, the premises, or the building or other improvements in which the premises are located, by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party or its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees and all costs and expense incurred by it in connection with said litigation including available appeals thereof.

44. BROKER’S COMMISSIONS. The Tenant and Landlord acknowledge that no broker has been utilized in securing this Lease and that each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder, or other person, with whom the other party has or purportedly has dealt.

45. WAIVER OF RIGHT OF REDEMPTION. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant’s being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise (provided that Landlord has provided Tenant notice of Tenant’s default and Tenant has failed to cure such default within the time periods specified elsewhere in this Lease). Landlord expressly reserves the right to hold Tenant in default, and Tenant has no right to cure except as provided under this Lease and by statutory law.

46. CAPTIONS. The captions of the paragraphs of this instrument are solely for convenience and shall not be deemed a part of this instrument for the purpose of construing the meaning thereof, or for any other purpose.

47. PARKING. Tenant shall have the exclusive right to park in the existing parking lot, at no additional cost or mark-up to Tenant.

48. WAIVER OF TRIAL BY JURY. TENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INSTRUMENT, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LANDLORD LEASING THE PREMISES TO THE TENANT.

49. WRITTEN AGREEMENT. This lease contains the entire agreement between the parties hereto and all previous negotiations leading thereto, and it may be modified only by an agreement in writing signed and sealed by Landlord and Tenant. No surrender of the demised premises, or of the remainder of the term of this Lease, shall be valid unless accepted by Landlord in writing.

IN WITNESS WHEREOF, The parties hereto have signed, sealed and delivered this Lease at Miami, Florida, on the day and year first above written.

Witnesses as to Landlord:	SEGOVIA REALTY, LLC

/s/ Illegible	By:	/s/ Oscar J. Vila

Oscar J. Vila, Manager

Illegible	Date:	2/27/04

(Please Print Name)

/s/ Illegible

/s/ Illegible

(Please Print Name)

Witnesses as to Tenant:	CATALINA LIGHTING, INC.

/s/ Illegible

Illegible

(Please Print Name)
/s/ Illegible	By:	/s/ Jason A. Leach

/s/ Illegible	Date:	2-27-04

(Please Print Name)